EXHIBIT 14.1

May 14, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Maxcom Telecomunicaciones, S.A.B. de C.V. and subsidiaries (“Maxcom”) and, under the date of May 15, 2013, we reported on the consolidated financial statements of Maxcom as of December 31, 2012 and 2011 and January 1, 2011 and for the years ended December 31, 2012 and 2011 (the “Consolidated Financial Statements”). On October 28, 2013, we were dismissed as principal accountants. We have read Maxcom's statements included under Item 16-F of its Form 20-F dated May 14, 2014, and we agree with such statements, except that: we are not in a position to agree or disagree with Maxcom’s statement that PWC was not consulted regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; or (ii) the type of audit opinion that might be rendered on Maxcom’s Consolidated Financial Statements; or (iii) whether there were any matters that were either the subject of disagreement (as described in Item 16F(a)(1)(iv) and the related instructions to such Item of Form 20-F) or a reportable event (as described in Item 16F(a)(1)(v)).

Very truly yours,

KPMG Cardenas Dosal, S.C.

/s/ Luis A. Carrero Roman

Partner